Exhibit 10.1
SETTLEMENT AND GENERAL RELEASE AGREEMENT

This Settlement and General Release Agreement (“Agreement”) is entered as of June 17, 2010 into between Flint Telecom Group, Inc. (consisting of Flint Telecom Group, Inc. and its subsidiaries and affiliates) (hereinafter, altogether referred to as “Flint”), RedQuartz Atlanta, LLC (RQ) and Thomas J. Davis (“TD”) (and RQ and TD each an “Investor” and together, the “Investors”). The Investors and Flint agree as follows:

RECITALS

A.
WHEREAS, in November 2007, RQ was issued a $100,000 convertible promissory note by Flint, which was extended to September 30, 2011, and as of the date of this Agreement, Flint owes RQ $75,000 under this note; and

B.
WHEREAS, on January 29, 2009, RQ and Flint entered into a Stock and Warrant Purchase Agreement, whereby Flint sold RQ 5,454,545 shares of its common stock and warrants and in exchange, RQ agreed to invest $1,500,000 into Flint; and

C.
WHEREAS, as of the date of this Agreement, RQ invested a portion of that total amount, $500,000, into Flint, and Flint and RQ have agreed to cancel the shares and warrants as described above, and no consideration for the $500,000 investment has been paid to date; and

D.
WHEREAS, it is acknowledged and agreed by each of the parties that the $575,000 total outstanding owed was assigned by RQ to TD and shall be repaid by Flint to TD under terms as set forth in this Agreement; and

E.
WHEREAS, on or before September 30, 2008 TD invested $250,000 and Flint issued a $250,000 promissory note to TD dated September 30, 2008 and on or before November 10, 2008 TD invested another $250,000 and Flint issued a second $250,000 promissory note to TD dated November 10, 2008 (the “Notes”); and

F.
WHEREAS, TD also invested $125,000 on or before October 1, 2008 and Flint issued a $125,000 promissory note to TD dated October 1, 2008; a portion of this note, in the amount of $50,000, remains issued and outstanding and is not a part of this Agreement; the remaining $75,000 is part of this Agreement, and TD also provided such other loans to Flint from time to time from January 23, 2008 to April 22, 2009, totaling $200,000 in principal  (the “Debt”), and

G.
WHEREAS, Kelly Davis loaned $125,000 to Flint on October 1, 2008 and was issued a promissory note which has not been repaid as of the date of this agreement; this note was repaid by TD and therefore $125,000 shall be repaid by Flint to TD under terms as set forth in this Agreement; and

H.
WHEREAS, certain disputes and disagreements have arisen between the parties relating to the above investments and transactions (the “Transactions”), and the parties have entered into this Agreement to fully and finally settle all of their disputes and disagreements, and to settle any and all claims that each of the parties may have against each other.

AGREEMENT

WHEREFORE, the parties to this Agreement hereby agree as follows:

1.
TD hereby agrees to refinance the Debt, including the repayment of any and all principal and accrued interest amounts under the Debt, and terminate the rights to all warrants and the underlying securities, as set forth in this Agreement. In the event of any conflict between this Agreement and the promissory notes, warrants or the terms of the Debt, the provisions of this Agreement shall prevail.

2.	Each of the Parties acknowledge and agree that RQ hereby assigns to TD all of its $575,000 total investment.

3.	Flint hereby agrees to pay a total of $800,000 cash to TD over a period of 20 months through equal monthly installment payments in the amount of $40,000 each commencing on or before August 31, 2010.

4.	TD hereby agrees to sell the Notes to a third party for no more than $200,000 within sixty days from the date of this Agreement.

5.
Flint hereby agrees to issue to TD 153,000 shares of Flint’s Series F Convertible Preferred Stock as of the effective date of this Agreement, a copy of the Certificate of Designation of the Series F Convertible Preferred Stock is attached hereto as Exhibit A, and includes the following terms: (i) convertible into common stock commencing January 1, 2011, (ii) carrying a cumulative dividend of 14% per annum and (iii) convertible at a 20% discount to the market price at time of conversion, subject to a floor price of $0.0500 per share.

6.	TD hereby agrees to execute the Voting Agreement attached hereto and incorporated herein as Exhibit B.

7.	TD and all other plaintiffs hereby agree to file an executed Dismissal without Prejudice of the complaint filed against Flint and all other defendants.

8.
Subject to full performance by Flint, as set forth herein, the above Sections of this Agreement is for full settlement of any and all claims each of the Investors may have, now or in the future, against Flint and its Releasees with respect to the subject matter herein, and for the release, as set forth below.  Each of the Investors shall be responsible for payment of all taxes related to receipt of the consideration hereunder. A full accounting of all of the loans due and payments to be made as per this Agreement is attached hereto as Exhibit C.

9.
Upon full performance by Flint of all obligations hereunder, including payments in full , issuance of the shares, and payment of the other debt as set forth herein,  each of the Investors hereby releases, waives and forever discharges, individually and collectively,

Flint and its current or former officers, directors, employees, agents, affiliates, predecessors, successors, assigns, subsidiaries and all persons acting through or with them (hereinafter collectively referred to as “Releasees”), from any and all claims, rights, demands, liabilities, causes of action, losses, counterclaims, obligations, third party claims, costs or expenses (including attorneys’ fees) of any kind whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, that the Investors may now have or has ever had against Releasees. This release includes, without limitation, all claims relating to any contract between any of the Investors or Releasees, whether express or implied, and its termination or breach; any and all claims relating to or arising from any consulting relationship with the Releasees; any claims for misrepresentation, fraud, or breach of any covenant of good faith and fair dealing; and any and all claims related to or in any manner incidental to each of the Investors’ relationship with the Releasees, or by reason of any matter, cause or thing arising out of or relating to the Transactions.  Notwithstanding anything in this Section 12, it is hereby agreed and acknowledged that this Section 12 shall not be applicable to any claim, rights, demands, losses, liabilities, damages, obligations, costs or expenses (including attorneys’ fees) arising out of a breach of this Agreement.

This release also expressly includes any and all claims relating to, or arising from, each of the Investors’ right to purchase, or actual purchase of any securities of Flint or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law.

It is expressly understood and agreed by the parties that this Agreement is in full accord, satisfaction and discharge of any and all claims by each of the Investors against Releasees (other than as set forth herein), and that this Agreement has been signed with the express intent of extinguishing all such claims.

Flint hereby releases, waives and forever discharges, individually and collectively, TD and his employees, agents, affiliates, predecessors, successors, assigns, and all persons acting through or with him (hereinafter collectively referred to as “ TD Releasees”), from any and all claims, rights, demands, liabilities, causes of action, losses, counterclaims, obligations, third party claims, costs or expenses (including attorneys’ fees) of any kind whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, that Flint may now have or has ever had against TD Releasees. This release includes, without limitation, all claims relating to any contract between Flint and any of the Investors or Releasees, whether express or implied, and its termination or breach; any and all claims relating to or arising from any consulting relationship with the TD Releasees; any claims for misrepresentation, fraud, or breach of any covenant of good faith and fair dealing; and any and all claims related to or in any manner incidental to each of the Investors’ relationship with the TD Releasees, or by reason of any matter, cause or thing arising out of or relating to the Transactions.

10.
Notwithstanding anything in Sections 8 or 9 above, nothing in this Agreement shall be construed to affect or impair in any way the ability of TD to enforce this Agreement in whole or in part and the terms of this Agreement and the accompanying Note and other documents and instruments shall specifically not be considered the same subject matter as the claims being settled herein.

11.
Each of the Investors agrees and acknowledges that none of the Flint common shares or other securities that are issued hereunder or any of the Investors current ownership of such securities are, and may never be, registered under the Securities Act of 1933 or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (as that term is defined in Regulation S under the Securities Act of 1933), except pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with applicable state and federal securities laws.

12.
Flint agrees and acknowledges that the Transactions and all intended issuances of securities under this Agreement, including, with limitation, the restricted common stock and promissory notes to TD are exempt from registration requirements under the Securities Act of 1933, and that any and all necessary filings under federal or applicable state securities laws have been made by it to effectuate the Transactions and intended issuances under this Agreement.

13.
By entering into this Agreement, no party is admitting the sufficiency of any claim, allegation, assertion, contention or position of any other party, nor the sufficiency of any defense to any such claim, allegation, assertion, contention or position.  The Parties have entered into this Agreement in good faith and with a desire to forever settle all claims relating to the Transactions.

14.
Each of the Parties understand and hereby agree that this settlement is in compromise of a disputed claim, that the Releases given are not to be construed as an admission of liability on the part of the party or parties hereby released, that the parties deny any liability on their respective parts, and that the parties hereto, by entering into this Agreement, attempt merely to avoid costly and lengthy litigation.

15.
Any controversy or claim of any kind arising out of or relating to this Agreement or its breach, including but not limited to any claim relating to its validity, interpretation, or enforceability, shall be submitted to binding arbitration in the State of Florida, in accordance with the Arbitration Rules of the American Arbitration Association (“AAA”). Each of the Investors and the Company agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  Each of the Investors and the Company agree that the prevailing party in any arbitration shall be awarded its reasonable attorney's fees and costs.  EACH OF THE INVESTORS AND FLINT ACKNOWLEDGE AND AGREE THAT BY SIGNING THIS AGREEMENT, EACH OF THE INVESTORS AND FLINT HAVE VOLUNTARILY ELECTED TO ARBITRATE ALL ARBITRABLE CLAIMS RATHER THAN LITIGATE THEM IN A JUDICIAL FORUM AND THAT YOU AND FLINT ARE GIVING UP THE RIGHT TO A JURY TRIAL AND TO A TRIAL IN A COURT OF LAW.

16.
Civil Code.  Each Party represents that it is not aware of any claim against the other than the claims that are released by this Agreement.  Each Party acknowledges that it has been advised by legal counsel and is familiar with the provisions of the Nevada Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each Party, being aware of said code section, agrees to expressly waive and relinquish any right or benefit it has or may have under the Civil Code of the State of Nevada, as well as any other similar provision under the statutory or nonstatutory law of any other jurisdiction to the full extent that it may lawfully waive all such rights and benefits.

17.
This is the entire Agreement regarding the subject matter hereof and supersedes all previous and contemporaneous discussions, negotiations, agreements and understandings. No other promises or agreements have been made.

18.
In the event that any provision of this Agreement is determined to be unenforceable for any reason, the remaining provisions shall remain in full force and effect and the unenforceable provision(s) shall be interpreted and rewritten to give effect to the parties’ economic intentions.

19.
Each of the Investors acknowledges and agrees that it has been advised that this Agreement is a binding legal document. Each of the Investors further agrees that has had adequate time and a reasonable opportunity to review the provisions of this Agreement and to seek legal advice regarding all its aspects, and that in executing this Agreement each of the Investors has acted voluntarily and has not relied upon any representation made by the Flint or any of its employees or representatives regarding the Agreement’s subject matter and/or effect. Each of the Investors has read and fully understands this Agreement and voluntarily agrees to its terms.

20.
Each of the parties hereto agrees not to disclose the facts or any of the terms of this Agreement to anyone except for SEC filings, its attorney, accountant and government taxing authorities, unless required to do so by court order. Each of the parties further agrees not to make any negative or disparaging statements about any other party, its affilliates or its employees or representatives to any third party, or to disclose any information that it became aware of as a result of its relationship with a party.

21.
This Agreement may be executed via facsimile or e-mail in counterparts, and each facsimile or e-mail counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FLINT TELECOM GROUP, INC.

By:          /s/ Vincent Browne
                Vincent Browne
Chief Executive Officer

                /s/ Thomas J. Davis
Thomas J. Davis

RedQuartz Atlanta, LLC

      By:    /s/ Thomas J. Davis

Name: Thomas J. Davis

Title:  Member